Amendment to Pricing Supplement Dated January 12, 1999                  Rule 424 (b) (3)
                                      ----------------
(To Prospectus dated March 2, 1998 and                                  File No. 333-45373
 Prospectus Supplement dated March 2, 1998)

                                 PHH CORPORATION
                                MEDIUM-TERM NOTES
-------------------------------------------------------------------------------------------------------------
Principal Amount:               $50,000,000              Trade date:                January 12, 1999
Currency or Currency  Unit:     US Dollars               Original Issue Date:       January 15, 1999
Issue Price:                    100%                     Agent's Discount or Commission: 0.125%
Net Proceeds to Issuer:         $49,993,750              Agents: Chase Securities Inc. & Lehman Brothers Inc.
Maturity Date:                  April 17, 2000           CUSIP Number: 69332H GE 0
-------------------------------------------------------------------------------------------------------------
Interest:
    Fixed Rate:
    Floating Rate:
        Base Rate:                [ ]  Commercial Paper Rate [ ]  CD Rate[ ]  Federal Funds Effective
Rate
                                  [X]  LIBOR  [ ]  Treasury Rate  [ ] Prime Rate       [ ]  Other
                                       (  ) Reuters Page:                                                (see attached)
                                       (X) Telerate Page: __3750__

Spread:                           plus 0.50%

Initial Interest Rate:            To be determined January 13, 1999

Interest Reset Dates:             Quarterly, April 17, 1999, July 17, 1999, October 17, 1999, January 17, 2000,
                                  or next Business Day

Interest Determination Date:      Two London Banking Days prior to Interest Reset Date

Interest Payment Dates:           Quarterly, April 17, 1999, July 17, 1999, October 17, 1999, January 17,
                                  2000, April 17, 2000 or next Business Day

Index Maturity:                   3 Month

Day Count Convention:             [X]  Actual/360               [ ]  Actual/Actual               [ ] 30/360

Option to Receive Payments in Specified Currency:  [ ]  Yes           [ ]  No

Redemption:
        [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
        [ ]  The Notes may be redeemed prior to maturity.
    Initial Redemption Date:
    Initial Redemption Price:         %
                             ---------
    Annual Redemption Price Reduction:          % until Redemption Price is 100% of the Principal Amount.
                                       ---------

Repayment:
        [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
        [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
    Repayment Date:
    Repayment Price:     %

Discount Note: [ ]  Yes           [X]  No
    Total Amount of OID:
    Yield to Maturity:
    Initial Accrual Period:

Form:   [X]  Global   [ ]  Certificated

Agent's Capacity:     [ ]  Agent  [X]  Principal

If as Principal:
        [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
        [ ] The Agent proposes to offer the Notes at a fixed initial public offering price of % of Principal Amount.

If as Agent:
        The Notes are being offered at a fixed initial public offering price
of       % of Principal Amount.
  -------

The Agents or their affiliates from time to time perform investment banking and other financial services for and engage in general financing and banking transactions with the Company and its affiliates, including its parent company, Cendant Corporation ("Cendant"). Federal class action lawsuits have been commenced against Cendant and others alleging securities law violations in connection with public statements relating to Cendant's common stock and its public offering of FELINE PRIDES ("PRIDES") on February 24, 1998. Chase
Securities Inc. has been named as a defendant in the PRIDES case.


                                Page 1 of 1           PHH Corporation - pric-sup